EXHIBIT 10.19

2011 Annual Bonus Plan

On March 24, 2011, the Compensation Committee of the Board of Directors adopted specific performance criteria which the Compensation Committee will consider when making cash bonus awards for 2011 to the Company’s named executive officers, William Walker, Howard Smith, Deborah Wilson, Richard Warner and Richard Lucas.  Each named executive officer’s employment agreement provides for an annual bonus target of 100% of his or her base salary.  The criteria and the percentage of the target bonus represented by each criteria are set forth below:

William Walker

Chairman, President & Chief Executive Officer

Bonus Drivers	% of Bonus
Budget revenue of $152.9 million	30%
Earnings per share of $1.53	30%
50% capital deployment net IPO proceeds	20%
Over 200 employees	20%

Howard Smith

Executive Vice President & Chief Operating Officer

Bonus Drivers	% of Bonus
Budget revenue of $152.9 million	25%
Earnings per share of $1.53	25%
$4 billion production	20%
Add > 10 producers	15%
Expand capital markets into at least two regional offices	15%

Deborah Wilson

Executive Vice President & Chief Financial Officer

Bonus Drivers	% of Bonus
Budget revenue of $152.9 million	20%
Earnings per share of $1.53	30%
50% capital deployment net IPO proceeds	15%
SOX 404 compliance	15%
Interim loan fund	10%
Net warehouse income budget of $11.2 million	10%

Richard Warner

Executive Vice President & Chief Credit Officer

Bonus Drivers	% of Bonus
Budget revenue of $152.9 million	30%
Earnings per share of $1.53	30%
<$7 million in credit loss provisions (net of any provisions from an acquisition)	30%
Reduce 2011 underwriting cost per loan by 5% below 2010 cost per loan of $26,617	10%

Richard Lucas

Executive Vice President & General Counsel

Bonus Drivers	% of Bonus
Budget revenue of $152.9 million	25%
Earnings per share of $1.53	25%
50% capital deployment Net IPO Proceeds	25%
Effective handling of Capital Funding case	25%